Exhibit 99.1

EPL Announces Third Quarter 2007 Results and Provides Operational Update

     EPL Announces Two Discoveries on the Shelf and Onshore South
                               Louisiana


    NEW ORLEANS--(BUSINESS WIRE)--Nov. 7, 2007--Energy Partners, Ltd. ("EPL" or the "Company")(NYSE:EPL) today announced financial results for the third quarter of 2007. The Company also announced that it has recently drilled two discovery wells, including one on the Gulf of Mexico ("GOM") Shelf in West Cameron 141 and one located onshore south Louisiana in Terrebonne Parish.

    Financial Results

    EPL reported a net loss to common stockholders of $4.0 million for the third quarter of 2007 compared to a net loss to common stockholders of $25.2 million for the third quarter of 2006. The net loss per diluted share for the third quarter 2007 was $0.12 compared to a net loss per diluted share of $0.66 in the same quarter a year ago.

    The Company said a large part of the net loss for the third quarter of 2007 was attributed to $7.4 million of pre-tax, non-cash costs associated with a property impairment at East Cameron 196, a small field located in the Company's Western offshore area, which is near the end of its economic life. This non-cash cost reduced net income on an after-tax basis by $4.9 million or $0.15 per share. The loss in the third quarter of 2006 was primarily attributed to merger and acquisition related expenses.

    Revenue for the third quarter of 2007 was $110.4 million, a 3% increase over third quarter 2006 revenues of $107.5 million. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expense was $66.5 million, nearly triple the discretionary cash flow of $22.7 million reported in the third quarter last year. (See reconciliation of discretionary cash flow schedule in the tables.) Cash flow from operating activities in the third quarter of 2007 was $62.5 million versus $10.5 million in the same quarter a year ago.

    Compared to the same period a year ago, EPL benefited from record high oil prices and strong natural gas prices during the third quarter of 2007, as well as a significant decrease in general and administrative expense and depreciation, depletion and amortization expense. These benefits were offset by an increase in interest expense and lease operating expense ("Loe"). The increase in Loe to $19.0 million in the third quarter of 2007 from $15.2 million in the third quarter of 2006 was primarily due to non-budgeted repair and workover costs totaling $2.9 million.

    Production for the third quarter of 2007 averaged 23,701 barrels of oil equivalent ("Boe") per day, down from 25,421 Boe per day in the third quarter of 2006. The decrease in third quarter 2007 production volumes was due primarily to the sale of substantially all of the Company's onshore south Louisiana gas producing assets which closed in late second quarter 2007. Natural gas production in the third quarter of 2007 averaged 92.6 million cubic feet ("Mmcf") per day, compared to
104.0 Mmcf per day in the third quarter of 2006. Oil production in the most recent quarter averaged 8,271 barrels per day, a 2% rise from the average of 8,092 barrels per day in the third quarter of 2006.

    Oil price realizations for the third quarter of 2007 reached a record high, averaging $70.89 per barrel, which was an 8% increase from the prior record of $65.57 per barrel in the same period a year ago. Natural gas price realizations in the quarter averaged $6.62 per thousand cubic feet ("Mcf"), up from $6.12 per Mcf realized during the third quarter of 2006. The Company, which discontinued cash flow hedge accounting in the second quarter of 2007, recorded a loss on its derivative instruments of $0.2 million during the third quarter. The Company maintains a complete and periodically updated schedule of derivative positions under "Hedging" in the Investor Relations section of the Company's Web site, www.eplweb.com.

    For the nine months ended September 30, 2007, net loss to common stockholders was $6.5 million, or $0.18 per diluted share. In the same period of 2006, net income to common stockholders was $2.1 million, or $0.05 per diluted share. Discretionary cash flow for the first three quarters of 2007 totaled $208.2 million, compared with $214.1 million in the same period a year ago. (See reconciliation of discretionary cash flow in table.) Cash flow from operating activities in the first nine months of 2007 was $229.9 million, up 24% from $185.4 million in the same period of 2006.

    For the first nine months of 2007, the Company said capital expenditures for exploration and development activities totaled $267.5 million. As of September 30, 2007, the Company had cash on hand of $14.4 million, total debt of $489.5 million, and a net debt to total capitalization ratio of 73%. The Company also had $165.0 million of remaining capacity available under its bank facility as of September 30, 2007, which has a borrowing base of $200.0 million.

    Operational Highlights

    The Company today announced a new discovery on the Shelf, the West Cameron 141 #1 well. The moderate risk, moderate potential well drilled to a total depth of 10,370 feet and encountered high quality natural gas pay in its objective sand. The #1 well is expected to be on line in the second quarter of 2008. EPL holds a 100% working interest in this well. The Company also announced a new discovery onshore in south Louisiana. The moderate risk, moderate potential exploratory well, Tiger Bait, located in Terrebonne Parish, was drilled to a total depth of 14,448 feet and encountered pay in a single interval believed to be oil bearing. The well is expected to be on line in early 2008. The Company holds a 40% working interest in this well.

    The Company further announced today that a moderate risk, moderate potential Shelf exploratory well, South Marsh Island 247, in which the Company held a 100% working interest, was determined to be a dry hole. The Company recognized dry hole expense of $9.9 million in the third quarter of 2007 in connection with the well.

    For the year-to-date, the Company has announced seven discoveries including one onshore discovery in Terrebonne Parish in south Louisiana and six on the Shelf at South Timbalier 26, South Timbalier 41, West Cameron 252, West Cameron 141, and two discoveries in the Eugene Island 311/312 area. Additionally, at EPL's 100% owned South Timbalier 46 field, the Company is continuing to produce the #3 (A-1) well in one of the four sands discovered in the deep hole section, with high quality gas and associated condensate being sold directly into the field's gas sales line.

    EPL has been awarded one of the eight leases on which it was high bidder at the MMS Central Lease Sale held in October of this year. The lease covers South Timbalier 57. As previously announced, EPL's eight high bids, located on the Shelf and in the deepwater GOM, totaled $19.2 million to its interest.

    Current Operations

    The Company is currently drilling three high potential exploratory wells, including two on the Shelf and one onshore in south Louisiana. On the Shelf, the Company is drilling the moderate risk, high potential South Timbalier 214 #2 well and the moderate risk, high potential Eugene Island 21 #1 well. The Company is also currently drilling a high risk, high potential well called La Posada in Vermilion Parish. In addition, the Company said the development well work is completed on the Raton discovery well in Mississippi Canyon 248 located in the deepwater GOM. First production from this deepwater well is expected in early 2008, and the Company has increased its working interest from 25% to 33% in the discovery area.

    Richard A. Bachmann commented, "We are pleased with our two most recent drilling successes, and are excited about the three high potential wells currently drilling. We are also very pleased that the development work on our first deepwater field is completed and is still projected to be on line in early 2008. In addition, we are awaiting word from the MMS about the awarding of the remaining leases on which we were the high bidder during the long-awaited recent central Gulf lease sale. Later this month our Board will be reviewing our 2007 capital budget and finalizing our 2008 plans, including the capital budget. Looking ahead to 2008, our spending plans will include an exciting slate of exploratory wells from our existing portfolio. Since we have identified prospects on all of the leases on which we were the high bidder in the recent lease sale, some of them are likely to enhance our 2008 program."

    Conference Call Information

    EPL has scheduled a conference call to review third quarter 2007 results on November 7, 2007 at 8:30 a.m. central time. On the call, management will discuss operational and financial results and also provide an update on guidance for the balance of 2007. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 21364087.

    The call will be available for replay beginning two hours after the call is completed through midnight of November 12, 2007. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is
(706) 645-9291. The Conference I.D. for all callers to access the replay is 21364087.

    The conference call will be webcast live as well as for on-demand listening at the Company's Web site, www.eplweb.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

    Forward-Looking Statements

    This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

    --  reserve and production estimates;

    --  oil and natural gas prices;

    --  the impact of derivative positions;

    --  production expense estimates;

    --  cash flow estimates;

    --  future financial performance;

    --  planned capital expenditures; and

    -- other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

    These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended September 30, 2007 to be filed shortly, for a discussion of these risks.

    Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's Web site at www.eplweb.com, from the Securities and Exchange Commission's Web site at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170,
Attn: Secretary, (504) 569-1875.


                        ENERGY PARTNERS, LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)


                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                    2007      2006      2007      2006
                                --------  --------  --------  --------
Revenues:
 Oil and natural gas           $110,327  $107,390  $340,313  $337,594
 Other                              111       101       254       322
                                --------  --------  --------  --------
                                110,438   107,491   340,567   337,916
                                --------  --------  --------  --------

Costs and expenses:
 Lease operating                 19,041    15,230    53,227    44,716
 Transportation expense             805       727     1,870     1,538
 Exploration expenditures, dry
  hole costs and impairments     22,692    12,112    81,868    54,491
 Depreciation, depletion and
  amortization                   41,718    44,540   133,691   139,166
 Accretion expense                1,127     1,099     3,330     3,250
 Taxes, other than on earnings    2,379     5,762     7,448    10,948
 General and administrative      12,465    68,457    48,367    93,194
 Gain on insurance recoveries         -         -    (8,084)        -
 (Gain) loss on sale of assets      920         -    (6,100)      419
 Other                            2,395       667     2,387     2,125
                                --------  --------  --------  --------
   Total costs and expenses     103,542   148,594   318,004   349,847
                                --------  --------  --------  --------

Business interruption recovery        -     8,293     9,084    31,576
Income from operations            6,896   (32,810)   31,647    19,645
                                --------  --------  --------  --------

Other income (expense):
 Interest income                    216       328       786     1,080
 Interest expense               (12,901)   (6,907)  (33,287)  (17,190)
 Gain (loss) on derivative
  instruments                      (185)        -     1,722         -
 Loss on early extinguishment
  of debt                             -         -   (10,838)        -
                                --------  --------  --------  --------
                                (12,870)   (6,579)  (41,617)  (16,110)
                                --------  --------  --------  --------


Income (loss) before income
 taxes                           (5,974)  (39,389)   (9,970)    3,535
 Income taxes                     2,011    14,147     3,433    (1,389)
                                --------  --------  --------  --------


Net income (loss)                (3,963)  (25,242)   (6,537)    2,146
                                ========  ========  ========  ========


 Basic earnings (loss) per
  share                        $  (0.12) $  (0.66) $  (0.18) $   0.06
                                ========  ========  ========  ========

 Diluted earnings (loss) per
  share                        $  (0.12) $  (0.66) $  (0.18) $   0.05
                                ========  ========  ========  ========

Weighted average common shares
 used in computing earnings
 (loss) per share:
  Basic                          31,734    38,414    35,435    38,254
  Incremental common shares           -         -         -     2,229
                                --------  --------  --------  --------
  Diluted                        31,734    38,414    35,435    40,483
                                ========  ========  ========  ========


                        ENERGY PARTNERS, LTD.
           CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In thousands)
                             (Unaudited)


                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------  ------------------
                                  2007      2006      2007      2006
                                --------  --------  --------  --------
Cash flows from operating
 activities:
 Net income (loss)             $ (3,963) $(25,242) $ (6,537) $  2,146
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
   Depreciation, depletion,
    amortization and accretion   42,845    45,639   137,021   142,416
   (Gain) loss on disposal of
    assets                        2,428       667    (4,592)    3,497
   Non-cash compensation          2,132     3,054     6,736     7,968
   Non-cash loss on early
    extinguishment of debt            -         -     3,398         -
   Deferred income taxes         (2,010)  (14,147)   (3,433)    1,672
   Exploration expenditures      20,986     9,252    72,774    42,108
   Amortization of deferred
    financing costs                 389       211       954       704
   Unrealized (gain) loss on
    derivative contracts          1,492         -      (415)        -
   Gain on insurance recoveries       -         -    (8,084)        -
   Other                            461       400     1,291     1,195
 Changes in operating assets
  and liabilities:
   Trade accounts receivable      2,629     5,668     5,959     3,972
   Other receivables                 60   (19,921)   56,406   (44,077)
   Prepaid expenses               1,370       411     1,145     1,379
   Other assets                      95       370    (1,620)      702
   Accounts payable and accrued
    expenses                     (4,907)    4,474   (29,428)   22,576
   Other liabilities             (1,402)     (382)   (1,666)     (874)
                                --------  --------  --------  --------

Net cash provided by operating
 activities                    $ 62,605  $ 10,454  $229,909  $185,384
                                ========  ========  ========  ========

Reconciliation of discretionary
 cash flow:
   Net cash provided by
    operating activities         62,605    10,454   229,909   185,384
   Changes in working capital     2,155     9,380   (30,796)   16,322
   Non-cash exploration
    expenditures                (20,986)   (9,252)  (72,774)  (42,108)
   Total exploration
    expenditures                 22,692    12,112    81,868    54,491
                                --------  --------  --------  --------
Discretionary cash flow        $ 66,466  $ 22,694  $208,207  $214,089
                                ========  ========  ========  ========

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.


                        ENERGY PARTNERS, LTD.
       SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                             (Unaudited)


                                 Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                 ------------------  -----------------
                                   2007      2006     2007      2006
                                 ---------  -------  -------  --------

PRODUCTION AND PRICING
--------------------------------
Net Production (per day):
 Oil (Bbls)                          8,271    8,092    8,862    7,824
 Natural gas (Mcf)                  92,579  103,975   98,322  106,162
  Total (Boe)                       23,701   25,421   25,249   25,518
Average Sales Prices:
 Oil (per Bbl)                  $    70.89 $  65.57 $  61.09 $  62.29
 Natural gas (per Mcf)                6.62     6.12     7.17     7.06
  Average (per Boe)                  50.60    45.92    49.37    48.46

Impact of hedging:
 Oil (per Bbl)                  $        - $      - $      - $      -
 Natural gas (per Mcf)                   -        -        -    (0.03)

Oil and Natural Gas Revenues (in
 thousands):
 Oil                            $   53,941 $ 48,814 $147,802 $133,048
 Natural gas                        56,386   58,576  192,511  204,546
  Total                            110,327  107,390  340,313  337,594

OPERATIONAL STATISTICS
--------------------------------
Average Costs (per Boe):
 Lease operating expense        $     8.73 $   6.51 $   7.72 $   6.42
 Depreciation, depletion and
  amortization                       19.13    19.04    19.40    19.98
 Accretion expense                    0.52     0.47     0.48     0.46
 Taxes, other than on earnings        1.09     2.46     1.08     1.57
 General and administrative           5.72    29.27     7.02    13.38


                        ENERGY PARTNERS, LTD.
                     CONSOLIDATED BALANCE SHEETS
                  (In thousands, except share data)

                                           September 30,  December 31,
                                               2007           2006
                                           -------------  ------------
                                            (Unaudited)
ASSETS
------------------------------------------
Current assets:
 Cash and cash equivalents                $      14,425  $      3,214
 Trade accounts receivable                       68,173        74,132
 Fair value of commodity derivative
  instruments                                       534             -
 Other receivables                                1,863        58,269
 Deferred tax asset                                 878         1,387
 Prepaid expenses                                 2,425         3,570
                                           -------------  ------------
   Total current assets                          88,298       140,572

Property and equipment, at cost under the
 successful efforts method of accounting
 for oil and natural gas properties           1,526,971     1,527,304
Less accumulated depreciation, depletion
 and amortization                              (690,083)     (680,845)
                                           -------------  ------------
   Net property and equipment                   836,888       846,459
Other assets                                     14,778        13,029
Deferred financing costs -- net of
 accumulated amortization                        10,612         3,785
                                           -------------  ------------
                                          $     950,576  $  1,003,845
                                           =============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------
Current liabilities:
 Accounts payable                         $      29,943  $     47,154
 Accrued expenses                               126,085       133,198
 Fair value of commodity derivative
  instruments                                       419         1,552
                                           -------------  ------------
   Total current liabilities                    156,447       181,904

Long-term debt                                  489,501       317,000
Deferred income taxes                            58,740        62,451
Asset retirement obligation                      71,093        68,767
Fair value of commodity derivative
 instruments                                        752             -
Other                                             1,529         1,453
                                           -------------  ------------
                                                778,062       631,575

Stockholders' equity:
 Preferred stock, $1 par value. Authorized
  1,700,000 shares; no shares issued and
  outstanding                                         -             -
 Common stock, par value $0.01 per share.
  Authorized 100,000,000 shares; issued
  and outstanding: 2007 - 43,938,782
  shares; 2006 - 42,501,726 shares                  440           425
 Additional paid-in capital                     372,574       365,313
 Accumulated other comprehensive loss              (573)         (994)
 Retained earnings                               58,429        64,966
 Treasury stock, at cost. 2007 --
  12,239,986 shares; 2006 -- 3,479,814
  shares                                       (258,356)      (57,440)
                                           -------------  ------------
   Total stockholders' equity                   172,514       372,270
 Commitments and contingencies
                                           -------------  ------------
                                          $     950,576  $  1,003,845
                                           =============  ============

    CONTACT: Energy Partners, Ltd.
             T.J. Thom, 504-799-4830
             or
             Al Petrie, 504-799-1953